Exhibit 99.1

Equity One, Inc. 410 Park Avenue, Suite 1220 New York, NY 10022 212-796-1760	For additional information: Matthew Ostrower, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:
Equity One Reports Second Quarter 2016 Operating Results

New York, NY, July 27, 2016 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and six months ended June 30, 2016. Net income attributable to Equity One, Inc. was $21.6 million, or $0.15 per diluted share, for the quarter ended June 30, 2016, as compared to $27.1 million, or $0.21 per diluted share, for the second quarter of 2015. Net income attributable to Equity One, Inc. was $42.6 million, or $0.30 per diluted share, for the six months ended June 30, 2016, as compared to $35.1 million, or $0.27 per diluted share, for the same period of 2015. Net income attributable to Equity One, Inc. for the three and six months ended June 30, 2015 included $8.8 million of income associated with the redemption of the company’s interest in a joint venture.

“Robust leasing and operations were the hallmarks of another strong quarter for Equity One,” said David Lukes, CEO. “We produced strong same-store NOI growth, higher occupancy, and an increase in our portfolio average base rent to $20.09 despite headwinds from isolated tenant bankruptcies. We also continued to advance our projects in our current and shadow redevelopment pipeline, helping to bolster our prospects for growth well into the future.”

Highlights of the quarter and recent activity include:

•
Generated net income attributable to Equity One, Inc. for the quarter of $0.15 per diluted share, representing a decrease of 29% as compared to the second quarter of 2015, and generated net income attributable to Equity One, Inc. of $0.30 per diluted share for the six months ended June 30, 2016, representing growth of 11% as compared to the same period in 2015

•
Generated Funds From Operations (FFO) and Core FFO (previously referred to as Recurring FFO) for the quarter of $0.34 and $0.35 per diluted share, respectively, representing growth of 10% and 3%, respectively, as compared to the second quarter of 2015, and generated FFO and Core FFO for the six months ended June 30, 2016 of $0.66 and $0.71 per diluted share, respectively, representing growth of 5% and 8%, respectively, as compared to the same period in 2015

•
Same-property net operating income (NOI) excluding redevelopments increased by 4.5% (6.1% including redevelopments) for the quarter as compared to the second quarter of 2015, and increased 5.0% (5.5% including redevelopments) for the six months ended June 30, 2016 as compared to the same period in 2015

•
Retail occupancy (excluding developments and redevelopments) increased to 96.3%, up 10 basis points as compared to March 31, 2016, and up 80 basis points as compared to June 30, 2015. Shop occupancy for these assets rose to 90.3%, up 90 basis points compared to March 31, 2016 and 360 basis points compared to June 30, 2015

•
Executed 120 leases totaling 516,372 square feet during the quarter, including 104 same-space new leases, renewals, and options totaling 450,334 square feet at an average rent spread of 7.0% on a cash basis. On a same-space basis, 27 new leases and 77 renewals and options were executed during the quarter at an average rent spread of 6.4% and 7.3%, respectively

•	Retail portfolio average base rent (including developments and redevelopments) was $20.09 per square foot as of June 30, 2016 as compared to $20.02 as of March 31, 2016

•
Published the company’s 2015 Corporate Responsibility and Sustainability Report, its seventh report, documenting the company’s extensive efforts to maintain healthy, sustainable relationships with its key community, environmental, employee and investor constituencies

•	Acquired Walmart at Norwalk, an approximately 142,000 square foot property located in Norwalk, Connecticut, for $30.0 million

•	Closed on the sale of two non-core assets, both located in Decatur, Georgia, for a total gross sales price of $7.5 million

•	Issued 3.81% series A senior unsecured notes with an aggregate principal balance of $100.0 million as part of the previously announced $200.0 million private placement of unsecured bonds

•	Redeemed the company’s $117.0 million 6.00% unsecured senior notes due September 2017 in July 2016

•
Revised 2016 estimated net income attributable to Equity One, Inc. guidance from $0.62 to $0.65 per diluted share to $0.58 to $0.62 per diluted share and reaffirmed 2016 estimated Core FFO guidance of $1.36 to $1.40 per diluted share

Financial and Operational Highlights

Included in net income attributable to Equity One, Inc. for the six months ended June 30, 2016 of $42.6 million is $1.6 million of bad debt expense and straight-line rent reserves related to tenant bankruptcies, and other income of $596,000 related to the settlement of claims for historical bankruptcies. Net income attributable to Equity One, Inc. for the three and six months ended June 30, 2015 included $3.3 million related to the recognition of deferred gains associated with the past disposition of assets by the company to its GRI joint venture and $5.5 million related to the company’s remeasurement of the fair value of the company’s equity investment in the GRI joint venture. Net income attributable to Equity One, Inc. for the six months ended June 30, 2015 also included $11.5 million in impairment charges related to depreciable real estate.

In the second quarter of 2016, the company generated FFO of $48.7 million, or $0.34 per diluted share, as compared to $44.0 million, or $0.31 per diluted share for the second quarter of 2015, representing a 10% increase on a per share basis. Core FFO was $49.6 million, or $0.35 per diluted share, for the second quarter of 2016, as compared to $47.3 million, or $0.34 per diluted share, for the second quarter of 2015, representing a 3% increase on a per share basis. In the six months ended June 30, 2016, the company generated FFO of $93.7 million, or $0.66 per diluted share, as compared to $87.3 million, or $0.63 per diluted share for the same period of 2015, representing a 5% increase on a per share basis. Core FFO was $100.3 million, or $0.71 per diluted share, for the six months ended June 30, 2016, as compared to $91.5 million, or $0.66 per diluted share, for the same period of 2015, representing an 8% increase on a per share basis. A reconciliation of net income attributable to Equity One, Inc. to FFO and Core FFO is provided in the tables accompanying this press release.

Same-property NOI excluding redevelopments increased by 4.5% for the second quarter of 2016 as compared to the second quarter of 2015, which was driven primarily by increased minimum rent from lease renewals and new rent commencements (net of vacancies) at properties including Westwood Complex, South Beach Regional and Coral Reef Shopping Center. Same-property NOI for the broader same-property pool including redevelopments increased by 6.1% largely due to a higher 14.4% NOI growth from redevelopment assets for the second quarter of 2016 as compared to the second quarter of 2015, especially at 101 7th Avenue, Boynton Plaza, Lake Mary Centre, Kirkman Shoppes and Alafaya Commons. Positive contribution from these assets was partially offset by NOI decreases due to commencement of redevelopment activities at properties including Medford, Serramonte Center and Point Royale. A reconciliation of net income attributable to Equity One, Inc. to same-property NOI is provided in the tables accompanying this press release. On a same-property basis, occupancy for the company’s retail portfolio increased to 96.3%, up 50 basis points compared to June 30, 2015, and down 10 basis points as compared to March 31, 2016.

Second quarter results were impacted by the March 2016 bankruptcy filing of The Sports Authority, which ultimately led to the rejection of three of the company’s four leases, with the fourth lease expected to be rejected by the end of July 2016. The four leases comprise a total of 108,000 square feet of GLA and aggregate annualized base rent of approximately $3.8 million. The company recently executed leases totaling approximately 50,000 square feet of GLA at two of these locations (Broadway Plaza and The Gallery at Westbury Plaza) at an aggregate annualized base rent of approximately $1.9 million, which is equivalent to the rent previously paid by The Sports Authority. The new tenants are expected to commence paying rent in December 2016, and the company is actively marketing the two remaining locations. The company recorded bad debt expense associated with The Sports Authority of approximately $265,000 in the second quarter of 2016, which did not include any material reversals of previously recorded reserves, as compared to approximately $615,000 in the first quarter of 2016. Total bad debt expense for the second quarter of 2016 was approximately $485,000 as compared to approximately $840,000 in the first quarter of 2016 and $1.4 million in the second quarter of 2015.
Development and Redevelopment Activities

As of June 30, 2016, the company had approximately $246.0 million of active development and redevelopment projects underway of which $137.1 million remained to be incurred.

At Serramonte Center in Daly City, California, site work on the $109.1 million multi-phased redevelopment and expansion project continues, and the new Dave & Buster’s addition to the mall has been turned over to the tenant for their interior construction improvements. This redevelopment is expected to ultimately add approximately 247,000 new square feet (209,000 of net leasable square feet), including an entertainment wing, new retail buildings, restaurant pads, an approximately 1,000 stall parking deck, and common area improvements. During the second quarter, a new lease was executed with TJ Maxx for 20,000 square feet. Along with other redevelopment anchors including Nordstrom Rack, Ross Dress for Less, Buy Buy Baby, Cost Plus World Market, Dave & Buster’s, Party City and Daiso, total gross leasable area (GLA) under lease is approximately

195,900 square feet, or 79% of the planned new retail GLA. The company is in advanced negotiations with other national retailers for much of the remaining space. The balance to complete this project is estimated at $90.0 million as of June 30, 2016.

At Countryside Shops in Cooper City, Florida, the company expects to commence site work in the third quarter of 2016 to build a new 45,600 square foot store for Publix, reconfigure existing space to accommodate Ross Dress for Less, and make other enhancements to the center. The balance to complete this project is estimated at $15.2 million as of June 30, 2016.

At Point Royale in Miami, Florida, the new approximately 50,500 square foot space for Burlington Coat Factory that substantially replaces the space previously leased to Best Buy will be delivered for build out in the third quarter of 2016 and is expected to open for business in the fourth quarter of 2016. The company is in discussions with national retailers to lease the center’s remaining 30,000 square feet of junior anchor space. The budget for the redevelopment of Point Royale is currently estimated at $9.8 million with a balance to complete of $8.3 million as of June 30, 2016, but may change based upon the leasing of the junior anchor boxes.

At Lake Mary Centre in Lake Mary, Florida, the new 55,000 square foot Hobby Lobby space was delivered for build-out in the second quarter of 2016 and is expected to open for business in early 2017. The balance to complete this project is estimated at $5.0 million as of June 30, 2016.

The company has two additional properties in active development and redevelopment, Cashmere Corners and Pablo Plaza, encompassing approximately 148,400 square feet of project GLA with an estimated balance to complete of $14.8 million as of June 30, 2016.

Acquisition and Disposition Activity

In June 2016, the company acquired Walmart at Norwalk, an approximately 142,000 square foot property located in Norwalk, Connecticut, for $30.0 million. Walmart at Norwalk is strategically located near Darinor Plaza and Post Road Plaza and adds scale to a market where the company already owns over 300,000 square feet of retail property. The company assumed a below-market lease with Walmart, which was executed in 1962 and expires in February 2024.

In May 2016, the company continued its selective dispositions and closed on the sale of Wesley Chapel and Hairston Center, both located in Decatur, Georgia, for an aggregate gross sales price of $7.5 million.

Investing and Financing Activities

In April 2016, the company entered into a note purchase agreement for the issuance of $200.0 million of two series of senior unsecured notes. In May 2016, the company completed a private placement of 3.81% series A senior unsecured notes due 2026 with an aggregate principal balance of $100.0 million. On August 11, 2016, the company expects to issue 3.91% series B senior unsecured notes due 2026 in an aggregate principal amount of $100.0 million.

During the quarter, the company prepaid two fixed rate secured mortgage loans with an aggregate balance of $28.0 million and a weighted average interest rate of 5.94% per annum. The mortgage loans were due in June and July of 2016.

During the quarter, the company issued 866,325 shares of its common stock as part of its “at-the-market” equity offering program (“ATM Program”) at a weighted average price per share of $29.48, resulting in cash proceeds of $25.5 million before expenses. During the six months ended June 30, 2016, the company issued approximately 1.9 million shares of its common stock under its ATM Program at a weighted average price of $28.59 per share, resulting in cash proceeds of $53.0 million before expenses.

In July 2016, the company redeemed its $117.0 million 6.00% unsecured senior notes due September 2017. In connection with the redemption, the company expects to recognize a loss on early extinguishment of debt of approximately $7.3 million during the third quarter of 2016.

Balance Sheet Highlights

At June 30, 2016, the company’s total market capitalization (including debt and equity) was $6.0 billion, comprising 143.0 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $4.6 billion and approximately $1.4 billion of debt (excluding any debt premium/discount). The company’s ratio of net debt (net of cash) to total market capitalization was 22.3%. At June 30, 2016, the company had approximately $33.1 million of cash and cash equivalents on hand and $51.0 million outstanding under its $600.0 million revolving credit facility.

Earnings, FFO and Core FFO Guidance

The company is revising its 2016 estimated net income attributable to Equity One, Inc. guidance from $0.62 to $0.65 per diluted share to $0.58 to $0.62 per diluted share and reaffirming its 2016 estimated Core FFO guidance of $1.36 to $1.40 per diluted share. Core FFO excludes transaction costs, impairment charges, debt extinguishment gains/losses, gains/losses on disposal of assets, severance costs, and certain other income or charges. The 2016 guidance is based on the following key assumptions:

•	Increase in same-property NOI (excluding redevelopments) of 3.25% to 4.25%, which assumes the rejection of all four The Sports Authority leases

•	Year-end 2016 same-property occupancy between 96.0% and 96.5%

•	Core general and administrative expense of $33.0 million to $35.0 million

•	Interest expense of $49.0 million to $51.0 million, including amortization of deferred financing costs and premium/discount on notes payable

•	Selective acquisition activity

•	Ongoing one-off sales of non-core assets

The following table provides a reconciliation of the range of estimated net income per diluted share attributable to Equity One, Inc. to estimated FFO and Core FFO per diluted share for the full year 2016:

	For the year ended December 31, 2016 (1)
	Low	High
Estimated net income attributable to Equity One, Inc. per diluted share	$0.58	$0.62
Adjustments:
Real estate depreciation and amortization including pro rata share of joint ventures	0.71	0.71
Gain on disposal of depreciable real estate	(0.03)	(0.03)

Estimated FFO per diluted share	1.26	1.30

Transaction costs, debt extinguishment and other	0.10	0.10
Estimated Core FFO per diluted share	$1.36	$1.40

(1)
Does not include possible gains or losses or the impact on operating results from unplanned future property acquisitions or unplanned dispositions, other possible capital markets activity or possible future impairment or severance charges.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary accounting principles generally accepted in the United States of America (“GAAP”) presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular, REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company makes certain adjustments to FFO, which it refers to as Core FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity and other financing and investing activities, impairment of goodwill and land, severance and reorganization costs, gains (or losses) on the extinguishment of debt, and gains (or losses) on the disposal of non-depreciable assets. The company also believes that Core FFO is a useful, supplemental measure of its core operating performance that facilitates comparability of historical financial periods. The company believes that the presentation of comparable period operating results generated from its FFO and Core FFO measures provides financial analysts, investors and stockholders with more complete information regarding the company's performance than they would have without the presentation of this information.

The company uses NOI and cash NOI, which are non-GAAP financial measures, internally as performance measures and believes NOI and cash NOI provide useful information to investors regarding the company’s financial condition and results of operations because they reflect only those income and expense items that are incurred at the property level and when compared across periods, reflect the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis. In this release, the company has provided NOI information on a same-property basis. Information provided on a same-property basis, unless otherwise noted, includes the results of properties that the company consolidated, owned and operated for the entirety of both periods being compared and excludes non-retail properties and properties for which significant development or redevelopment occurred during either of the periods being compared. For the three months ended June 30, 2016, excluding dispositions consummated during the quarter, no properties were moved in or out of the same-property pool.

The company’s method of calculating FFO, Core FFO, NOI, cash NOI and same-property NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO, Core FFO, NOI, cash NOI and same-property NOI are presented to assist investors in analyzing the company’s operating performance. Neither FFO, Core FFO, NOI, cash NOI nor same-property NOI (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to Equity One, Inc. is the most directly comparable GAAP measure to FFO, Core FFO, NOI, cash NOI and same-property NOI. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.

Retail occupancy as used herein refers to the company’s consolidated portfolio and excludes non-retail properties and unconsolidated joint venture properties.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One, Inc. will host a conference call on Thursday, July 28, 2016 at 9:00 a.m. Eastern Time to review its 2016 second quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 5093549. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.com.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (international) using pass code 10085666 through August 11, 2016.
FOR ADDITIONAL INFORMATION

For a copy of the company’s second quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.com. To be included in the company’s e-mail distributions for press releases and other company notices, please click here or send contact details to Investor Relations at investorrelations@equityone.com.

ABOUT EQUITY ONE, INC.

As of June 30, 2016, the company’s portfolio comprised 122 properties, including 97 retail properties and five non-retail properties totaling approximately 12.2 million square feet of gross leasable area, or GLA, 14 development or redevelopment properties with approximately 2.9 million square feet of GLA, and six land parcels. As of June 30, 2016, the company’s retail occupancy excluding developments and redevelopments was 96.3% and included national, regional and local tenants. Additionally, the company had joint venture interests in six retail properties and two office buildings totaling approximately 1.4 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the markets in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time and cost to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; changes in key personnel; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets June 30, 2016 and December 31, 2015 (Unaudited) (In thousands, except share par value amounts)

	June 30, 2016	December 31, 2015
ASSETS
Properties:
Income producing	$3,436,337	$3,337,531
Less: accumulated depreciation	(467,592)	(438,992)
Income producing properties, net	2,968,745	2,898,539
Construction in progress and land	116,142	167,478
Property held for sale	—	2,419
Properties, net	3,084,887	3,068,436
Cash and cash equivalents	32,881	21,353
Cash held in escrow and restricted cash	250	250
Accounts and other receivables, net	11,757	11,808
Investments in and advances to unconsolidated joint ventures	63,715	64,600
Goodwill	5,838	5,838
Other assets	207,142	203,618
TOTAL ASSETS	$3,406,470	$3,375,903

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$322,750	$282,029
Unsecured senior notes payable	516,998	518,401
Term loans	475,000	475,000
Unsecured revolving credit facility	51,000	96,000
	1,365,748	1,371,430
Unamortized deferred financing costs and premium/discount on notes payable, net	(6,300)	(4,708)
Total notes payable	1,359,448	1,366,722
Other liabilities:
Accounts payable and accrued expenses	49,192	46,602
Tenant security deposits	9,641	9,449
Deferred tax liability	13,793	13,276
Other liabilities	175,924	169,703
Total liabilities	1,607,998	1,605,752
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 250,000 shares authorized and 142,484 and 129,106 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,425	1,291
Additional paid-in capital	2,234,483	1,972,369
Distributions in excess of earnings	(427,661)	(407,676)
Accumulated other comprehensive loss	(9,775)	(1,978)
Total stockholders’ equity of Equity One, Inc.	1,798,472	1,564,006
Noncontrolling interests	—	206,145
Total equity	1,798,472	1,770,151
TOTAL LIABILITIES AND EQUITY	$3,406,470	$3,375,903

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Income For the three and six months ended June 30, 2016 and 2015 (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUE:
Minimum rent	$71,426	$68,594	$142,223	$134,385
Expense recoveries	20,261	20,337	41,084	40,316
Percentage rent	648	1,173	3,202	3,327
Management and leasing services	196	631	499	1,186
Total revenue	92,531	90,735	187,008	179,214
COSTS AND EXPENSES:
Property operating	12,570	12,522	26,181	25,094
Real estate taxes	11,070	10,862	21,829	21,469
Depreciation and amortization	27,387	22,572	53,544	43,588
General and administrative	8,663	8,417	17,374	17,157
Total costs and expenses	59,690	54,373	118,928	107,308
INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	32,841	36,362	68,080	71,906
OTHER INCOME AND EXPENSE:
Equity in income of unconsolidated joint ventures	600	1,116	1,373	1,998
Other income	223	5,597	864	5,638
Interest expense	(12,481)	(13,781)	(25,329)	(28,590)
Gain on sale of operating properties	913	3,355	3,645	3,338
Loss on extinguishment of debt	(183)	(2,701)	(5,214)	(2,563)
Impairment losses	—	(200)	—	(11,507)
INCOME BEFORE INCOME TAXES	21,913	29,748	43,419	40,220
Income tax provision of taxable REIT subsidiaries	(331)	(187)	(771)	(151)
NET INCOME	21,582	29,561	42,648	40,069
Net income attributable to noncontrolling interests	—	(2,507)	—	(5,009)
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$21,582	$27,054	$42,648	$35,060

EARNINGS PER COMMON SHARE
Basic	$0.15	$0.21	$0.30	$0.27
Diluted	$0.15	$0.21	$0.30	$0.27

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	141,894	128,969	140,691	126,866
Diluted	142,227	129,144	141,738	127,079

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22	$0.44	$0.44

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Equity One, Inc. to FFO and Core FFO
The following table reflects the reconciliation of net income attributable to Equity One, Inc., the most directly comparable GAAP measure, to FFO and Core FFO for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
Net income attributable to Equity One, Inc.	$21,582	$27,054	$42,648	$35,060
Real estate depreciation and amortization, net of noncontrolling interest	27,100	22,251	52,931	42,950
Pro rata share of real estate depreciation and amortization from unconsolidated joint ventures	888	1,027	1,769	2,060
Gain on disposal of depreciable real estate (1)	(913)	(3,355)	(3,645)	(3,338)
Pro rata share of gains on disposal of depreciable assets from unconsolidated joint ventures, net of noncontrolling interest (2)	—	(5,498)	—	(5,498)
Impairments of depreciable real estate	—	—	—	11,307
Tax effect of adjustments	—	—	—	(246)
FFO	48,657	41,479	93,703	82,295
Earnings attributed to noncontrolling interest (3)	—	2,499	—	4,998
FFO Available to Diluted Common Stockholders	48,657	43,978	93,703	87,293
Transaction costs (4)	773	301	1,239	971
Impairment of goodwill	—	200	—	200
Reorganization and severance adjustments (5)	57	114	174	427
Loss on debt extinguishment	183	2,701	5,214	2,563
Tax effect of adjustments	(70)	—	(70)	—
Core FFO Available to Diluted Common Stockholders	$49,600	$47,294	$100,260	$91,454

FFO per Diluted Common Share	$0.34	$0.31	$0.66	$0.63
Core FFO per Diluted Common Share	$0.35	$0.34	$0.71	$0.66
Weighted average diluted shares (6)	142,227	140,502	141,738	138,437
__________________________________________

(1)
Includes the recognition of deferred gains of $3.3 million associated with the past disposition of assets by the company to GRI-EQY I, LLC (the "GRI JV") for the three and six months ended June 30, 2015.

(2)	Includes the remeasurement of the fair value of the company's equity interest in the GRI JV of $5.5 million for the three and six months ended June 30, 2015.

(3)
Represents earnings attributed to convertible units held by Liberty International Holdings Limited ("LIH") for the three and six months ended June 30, 2015. Although these convertible units are excluded from the calculation of earnings per diluted share for the three and six months ended June 30, 2015, FFO available to diluted stockholders includes earnings allocated to LIH, as the inclusion of these units is dilutive to FFO per diluted share. In January 2016, LIH exercised its redemption right with respect to all of its outstanding convertible units in the CapCo joint venture, and the company elected to satisfy the redemption through the issuance of approximately 11.4 million shares of its common stock to LIH. LIH subsequently sold the shares of common stock in a public offering that closed on January 19, 2016.

(4)
Represents costs primarily associated with acquisition and disposition activity, as well as costs incurred during the six months ended June 30, 2016 in connection with the company’s issuance of shares of common stock to satisfy the exercise of LIH’s redemption right and the subsequent sale of these shares by LIH in a public offering.

(5)
For the three and six months ended June 30, 2016, primarily includes severance expenses. For the three and six months ended June 30, 2015, includes the effect of the modification of share-based compensation awards associated with the company's executive transition, as well as severance, bonus payments and other costs associated with reorganizational changes.

(6)
Weighted average diluted shares used to calculate FFO per share and Core FFO per share for the three and six months ended June 30, 2015 is higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units that were held by LIH which were convertible into the company's common stock. These convertible units were not included in the diluted weighted average share count for the three and six months ended June 30, 2015 for GAAP purposes because their inclusion was anti-dilutive.

.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Equity One, Inc. to Same-Property NOI
The following table reflects the reconciliation of net income attributable to Equity One, Inc., the most directly comparable GAAP measure, to same-property NOI for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except number of properties)
Net income attributable to Equity One, Inc.	$21,582	$27,054	$42,648	$35,060
Net income attributable to noncontrolling interests	—	2,507	—	5,009
Income tax provision of taxable REIT subsidiaries	331	187	771	151
Income before income taxes	21,913	29,748	43,419	40,220
Less:
Management and leasing services income	196	631	499	1,186
Equity in income of unconsolidated joint ventures	600	1,116	1,373	1,998
Gain on sale of operating properties	913	3,355	3,645	3,338
Other income	223	5,597	864	5,638
Add:
Depreciation and amortization expense	27,387	22,572	53,544	43,588
General and administrative expense	8,663	8,417	17,374	17,157
Interest expense	12,481	13,781	25,329	28,590
Loss on extinguishment of debt	183	2,701	5,214	2,563
Impairment losses	—	200	—	11,507
Total NOI	68,695	66,720	138,499	131,465
Straight-line rent adjustment	(1,145)	(1,279)	(2,603)	(2,410)
Accretion of below-market lease intangibles, net	(3,024)	(3,765)	(6,246)	(6,889)
Intercompany management fees	(3,016)	(2,797)	(5,940)	(5,586)
Amortization of lease incentives	351	213	638	510
Amortization of below-market ground lease intangibles	176	150	352	298
Total Cash NOI	62,037	59,242	124,700	117,388
Other non same-property NOI	(2,880)	(2,146)	(6,023)	(4,162)
Adjustments (1)	365	(1,009)	(51)	(771)
Same-property NOI including redevelopments (2)	59,522	56,087	118,626	112,455
Redevelopment property NOI	(10,479)	(9,156)	(20,607)	(19,064)
Same-property NOI (2)	$49,043	$46,931	$98,019	$93,391

Growth in same-property NOI	4.5%		5.0%
Number of properties (3)	89		89

Growth in same-property NOI including redevelopments	6.1%		5.5%
Number of properties (4)	102		102
_______________

(1)
Includes adjustments for items that affect the comparability of, and were excluded from, the same-property results. Such adjustments include: common area maintenance costs and real estate taxes related to a prior period, revenue and expenses associated with outparcels sold, settlement of tenant disputes, lease termination revenue and expense, or other similar matters that affect comparability.

(2)
Included in same-property NOI for the three and six months ended June 30, 2016 is $241,000 and $366,500 in rents related to prior periods that were recognized in connection with the execution of a retroactive anchor lease renewal at Westwood Complex.

(3)
The same-property pool includes only those properties that the company consolidated, owned and operated for the entirety of both periods being compared and excludes non-retail properties and properties for which significant development or redevelopment occurred during either of the periods being compared.

(4)
The same-property pool including redevelopments includes those properties that the company consolidated, owned and operated for the entirety of both periods being compared, including properties for which significant redevelopment occurred during either of the periods being compared, but excluding non-retail properties and development properties.